Exhibit 4.7

COMMON STOCK PURCHASE AGREEMENT

        THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November     , 2010, by and among Anacor Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a "Purchaser" and collectively, the "Purchasers").

RECITALS

        A.    The Company and each Purchaser is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act.

        B.    Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of shares of the common stock (the "Common Stock") of the Company set forth next of such Purchaser's name on Annex A hereto (which aggregate amount for all Purchasers together shall be 2,000,000 shares of Common Stock and shall be collectively referred to herein as the "Shares").

        C.    Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Shares under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE 1

DEFINITIONS

        1.1    Definitions.    In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

        "Agreement" shall have the meaning ascribed to such term in the Preamble.

        "Closing" means the closing of the purchase by the Purchasers listed on Annex A hereto and sale by the Company of the Shares to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2 hereof, which shall be contingent on and concurrent with the closing of the sale and issuance of shares of Common Stock by the Company pursuant to the Underwriting Agreement.

        "Closing Date" means the third (3rd) trading day after the date on which the Underwriting Agreement has been executed and delivered by all parties thereto.

        "Common Stock" has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

        "Company Counsel" means Cooley LLP.

        "Company Deliverables" has the meaning set forth in Section 2.2(a).

        "Company's Knowledge" means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

        "IPO" means the proposed underwritten initial public offering of shares of the Company's Common Stock pursuant to the Registration Statement.

        "Lien" means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

        "Material Adverse Effect" means a material adverse effect on (a) the results of operations, assets, liabilities, business, or financial condition of the Company, taken as a whole, or (b) the ability of the Company to perform its obligations under the Transaction Documents, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (i) effects caused by changes or circumstances affecting general market conditions in the U.S. economy or which are generally applicable to the industry in which the Company operates, or (ii) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement.

        "Material Contract" means any contract of the Company that has been filed or was required to have been filed as an exhibit to the Registration Statement pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

        "Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

        "Purchase Price" means the per share initial public offering price in the IPO (prior to any underwriting discounts and commissions).

        "Purchaser Deliverables" has the meaning set forth in Section 2.2(b).

        "Registration Rights Agreement" has the meaning set forth in the Recitals.

        "Registration Statement" means the registration statement on Form S-1 (File No. 333-169322), including a prospectus filed pursuant to Rule 424 under the Securities Act and any free writing prospectuses, relating to the underwritten public offering of shares of the Company's Common Stock.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Subscription Amount" means with respect to each Purchaser, the aggregate amount to be paid for the Shares purchased hereunder as indicated opposite such Purchaser's name on Annex A to this Agreement under the heading "Subscription Amount".

        "Transaction Documents" means this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

        "Underwriting Agreement" means that certain Underwriting Agreement dated November     , 2010 by and among the Company and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters listed therein (together, the "Underwriters"), relating to the Registration Statement.

ARTICLE 2

PURCHASE AND SALE

        2.1    Closing.

          (a)    Amount.    Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser listed on Annex A hereto, and each Purchaser listed on Annex A hereto shall, severally and not jointly, purchase from the Company, such number of shares of Common Stock equal to the quotient resulting from dividing (i) the Subscription Amount for such Purchaser by (ii) the Purchase Price.

          (b)    Closing.    The Closing of the purchase and sale of the Shares shall be contingent on and shall take place concurrently with the closing of the IPO at the offices of Company Counsel, 3175 Hanover Street, Palo Alto, California on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

          (c)    Form of Payment.    On the Closing Date, each Purchaser listed on Annex A hereto shall wire its Subscription Amount, in United States dollars and in immediately available funds, in the amount set forth as the "Subscription Amount" indicated opposite such Purchaser's name on Annex A hereto by wire transfer to the Company's account, as set forth in instructions previously provided to the Purchasers.

        2.2    Closing Deliveries.

          (a)   On or prior to the Closing with respect to the Purchasers listed on Annex A hereto the Company shall issue, deliver or cause to be delivered to each such Purchaser the following (the "Company Deliverables"):

              (i)  this Agreement, duly executed by the Company;

             (ii)  the Shares registered in the name of such Purchaser;

           (iii)  the Registration Rights Agreement, duly executed by the Company; and

            (iv)  a customary legal opinion from Company Counsel, reasonably acceptable to the Purchasers.

          (b)   On or prior to the Closing with respect to the Purchasers listed on Annex A hereto, each such Purchaser shall deliver or cause to be delivered to the Company the following (the "Purchaser Deliverables"):

              (i)  this Agreement, duly executed by such Purchaser;

             (ii)  its Subscription Amount, in United States dollars and in immediately available funds, in the amount set forth as the "Subscription Amount" indicated below such Purchaser's name on the applicable signature page hereto by wire transfer to the Company's account as previously provided to the Purchasers; and

           (iii)  the Registration Rights Agreement, duly executed by such Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of the Company.    The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to each of the Purchasers that, except as set forth in the Schedules delivered herewith or disclosed in the Registration Statement:

          (a)    Organization and Qualification.    The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect.

          (b)    Authorization; Enforcement; Validity.    The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which the Company is a party and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Except as disclosed in the Registration Statement, there are no stockholder agreements, voting agreements, or other similar arrangements with respect to the Company's capital stock to which the Company is a party or, to the Company's Knowledge, between or among any of the Company's stockholders.

          (c)    No Conflicts.    The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company's Certificate of Incorporation or Bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected, except in the case of clause (iii) such as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

          (d)    Issuance of the Securities.    The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

          (e)    Registration Statement.    The Registration Statement, as of its filing date and including each of its subsequent amendments, complies in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder, and the Registration Statement and any prospectus contained therein does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (f)    Private Placement.    Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers under the Transaction Documents.

          (g)    Brokers and Finders.    No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

        3.2    Representations and Warranties of the Purchasers.    Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date in the case of the Purchasers listed on Annex A hereto to the Company as follows:

          (a)    Organization; Authority.    Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been (or upon delivery will have been) duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

          (b)    No Conflicts.    The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

          (c)    Restricted Securities.    Such Purchaser understands that the Shares are being issued in a transaction that was not, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. Such Purchaser understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Subject to the Registration Rights Agreement, such Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

          (d)    Accredited Investor.    Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Purchaser's principal executive offices are in the jurisdiction set forth immediately below such Purchaser's name on the applicable signature page attached hereto.

          (e)    Experience of Such Purchaser.    Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the

  Shares, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

          (f)    Access to Information.    Such Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the Registration Statement and the Company's representations and warranties contained in the Transaction Documents.

          (g)    Brokers and Finders.    No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

          (h)    Reliance on Exemptions.    Such Purchaser understands that the Shares being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

          (i)    Legends.    Such Purchaser understands that the Shares may bear one or all of the following legends:

              (i)  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

             (ii)  Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

        After a registration statement on Form S-3 filed pursuant to the Registration Rights Agreement has been declared effective by the Commission, the legends set forth in this Section 3.2(i) shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped or issue the Shares without such a legend to such holder by electronic delivery at the applicable balance account at DTC. Any fees (with respect to the transfer agent, Company Counsel or otherwise) associated with the removal of such legend shall be borne by the Company.

ARTICLE 4

CONDITIONS PRECEDENT TO CLOSING

        4.1    Conditions Precedent to the Obligations of the Purchasers to Purchase Shares at the Closing.    The obligation of each Purchaser listed on Annex A hereto to acquire Shares at the Closing is subject to the fulfillment to such Purchaser's satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

          (a)    Representations and Warranties.    The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for such representations and warranties that speak as of a specific date.

          (b)    IPO Shares.    The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Purchasers hereunder, the Underwritten Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchasers hereunder.

          (c)    No Injunction.    No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

          (d)    Company Deliverables.    The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

        4.2    Conditions Precedent to the Obligations of the Company to sell Shares at the Closing.    The Company's obligation to sell and issue the Shares to each Purchaser listed on Annex A hereto at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

          (a)    Representations and Warranties.    The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date.

          (b)    IPO Shares.    The Underwriters shall have purchased, concurrent with the purchase of the Shares by the Purchasers hereunder, the Underwritten Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchasers hereunder.

          (c)    No Injunction.    No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

          (d)    Purchasers Deliverables.    Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

          (e)    Lock-Up Agreement.    Such Purchaser shall have executed and delivered to the Company a lock-up agreement in substantially the form attached to the Underwriting Agreement, and such Lock-Up Agreement shall be in full force and effect.

ARTICLE 5

MISCELLANEOUS

        5.1    Termination.    This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of each of the Company and the Purchaser, (ii) the withdrawal by the Company of the Registration Statement, or (iii) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms.

        5.2    Fees and Expenses.    The Company shall pay the reasonable fees and expenses incurred by the Purchasers, including reasonable fees and expenses of experts, consultants, counsel and the like, and other fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, in an amount not to exceed an aggregate of $10,000.

        5.3    Entire Agreement.    The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

        5.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. The address for such notices and communications shall be as follows:

If to the Company:	Anacor Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, CA 94303
Telephone No.: (650) 543-7500
Attention: Chief Financial Officer
With a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
Telephone No.: (650) 843-5180
Facsimile No.: (650) 849-7400
Attention: Mark B. Weeks
If to a Purchaser:	To the address set forth under such Purchaser's name on the signature page hereof;
or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        5.5    Amendments; Waivers; No Additional Consideration.    No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

        5.6    Construction.    The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

        5.7    Successors and Assigns.    The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

        5.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law thereof.

        5.9    Survival.    The representations and warranties contained herein shall survive the Closing and the delivery of the Shares for a period of one (1) year from the Closing Date. The agreements and covenants contained herein shall survive for the applicable statute of limitations.

        5.10    Execution.    This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        5.11    Severability.    If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        5.12    Remedies.    In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

        IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:
ANACOR PHARMACEUTICALS, INC.
By:
Name:	David P. Perry
Title:	Chief Executive Officer

        IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASERS:
VENROCK HEALTHCARE CAPITAL PARTNERS, L.P.
By:	VHCP Management, LLC
Its:	General Partner
VHCP CO-INVESTMENT HOLDINGS, LLC
By:	VHCP Management, LLC
Its:	Manager
Anders Hove Member

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

1

ANNEX A

SCHEDULE OF PURCHASERS

Purchaser	Number of Shares	Subscription Amount
Venrock Healthcare Capital Partners, L.P.	1,690,722	$8,453,610.00
VHCP Co-Investment Holdings, LLC	309,278	$1,546,390.00
TOTAL	2,000,000	$10,000,000.00

2